UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2011

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2011, Linda L. Chang assumed her role as the principal financial officer and principal accounting officer of PharmAthene, Inc. (the “Company”), replacing Philip MacNeill in that role.   Before joining the Company on November 7, 2011, Ms. Chang had been employed for the last 11 years at Human Genome Sciences, Inc., a biopharmaceutical company, most recently as Senior Director of Finance.  Prior to serving at Human Genome Sciences, Ms. Chang was an Associate at Booz Allen & Hamilton.  Earlier in her career, Ms. Chang worked at Grant Thornton, LLP and Otsuka America Pharmaceuticals, Inc.  Ms. Chang is a Certified Public Accountant.  She earned an MBA as well as a Master of Accountancy degree from the University of Georgia and a BS from the University of California, Riverside.

Ms. Chang’s base salary will be $300,000 per year and she will receive a one-time sign-on bonus in the amount of $25,000, which must be repaid if Ms. Chang resigns or the Company terminates her for cause within the first 12 months.  Ms. Chang is also eligible for an annual performance bonus with a target of up to 30% of base salary with the actual award dependent upon achievement of stated corporate objectives and individual performance, as approved by the Board of Directors of the Company (the “Board”).

The Compensation Committee of the Board granted 20,000 shares of restricted stock and non-qualified stock options to purchase an aggregate of 170,000 shares of common stock under the Company’s 2007 Long-Term Incentive Compensation Plan, as amended, to Ms. Chang in connection with her employment.  The restricted stock vests at a rate of one-third per year, commencing on the first anniversary of the date of grant.   The options, which have a term of ten years, vested immediately with respect to 20,000 shares, with the remaining 150,000 shares vesting 25% per year starting on the first anniversary of the date of grant.  The options are exercisable at a price per share of $1.59, the closing price of the Company’s common stock on the NYSE Amex on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: November 15, 2011	By:	/s/ Jordan P. Karp
Jordan P. Karp, Esq.
Senior Vice President and General Counsel